Exhibit 10.13

This Agreement made this 21$` day of October, 2003, by and between Shawver Well Company, Inc., 2700 Stanley Ave, Fredericksburg, Iowa 50630, 563-237-5341 (hereinafter called CONTRACTOR) and Golden Grain Energy, LLC, 851 N Linn Ave. P.O. Box 435, New Hampton, IA 50659, (hereinafter called OWNER).

Witnesseth

CONTRACTOR agrees to perform the work described herein for and upon the premises of OWNER at 14542 - 240th Street, Mason City, Iowa, which work is described as follows:

1.  DESCRIPTION OF WORK:

CONTRACTOR to supply all tools, material, equipment, labor and supervision for the work described in Exhibit “A” and Exhibit “B” attached and made part hereof.

2.  WORK SCHEDULE

CONTRACTOR agrees to perform the work described in Section 1. above with diligence, to furnish a sufficient number of skilled workmen and ample materials, supplies and equipment and, except for any extensions of time granted by OWNER, to perform the work in compliance with a work schedule agreed to be both parties.  In the event CONTRACTOR shall be delayed at any time in the progress of the work by any act or omission of OWNER or any agent or employee of OWNER or by any separate contractor employed by OWNER or by changes ordered in the work.  CONTRACTOR shall give OWNER written notice of claim for additional time (an extension) within ten (10) days after the occurrence of such act or omission or for any such changes unless such extension shall be provided in OWNER’S written change order.

3.  RESPONSIBILITY FOR THE WORK

CONTRACTOR shall be responsible for the care and protection of all work and materials and upon completion of the contract and final acceptance shall deliver the work to OWNER complete and undamaged.  CONTRACTOR assumes the risk of damage or loss and OWNER shall not be responsible until the final acceptance for any damage to or loss of any part of the work covered by this contract or to any materials, supplies or equipment used or to be used in or about the said work caused by fire, water, wind, theft, vandalism, malicious mischief, negligence, acts or providence, or any other cause except errors in the Contract Documents or a wrongful act or omission by OWNER, its agents or employees.  CONTRACTOR shall not use in the performance of this contract any materials (except such as are to be furnished by OWNER) to which he does not have absolute title.

4.  CONTRACTOR’S DUTY TO REPLACE

CONTRACTOR agrees to correct or replace, free of charge or expense to OWNER, any defective labor, workmanship or materials performed or furnished under this agreement.  Such obligation of CONTRACTOR shall be binding for a period of one (1) year after the work is completed and accepted by OWNER.

5.  CONTRACTOR’S RIGHT TO SUSPEND OR TERMINATE WORK

CONTRACTOR may suspend or terminate work under this agreement if an order of any court or other public authority causes work to be stopped or suspended for a period of sixty (60) days through no act or fault of the CONTRACTOR or his/her employees.

6.  REMOVAL OF EQUIPMENT, TOOLS AND SUPPLIES

Upon completion of the work described herein, CONTRACTOR shall remove all equipment, tools and supplies from OWNER’S property.

7.  OWNER ACCEPTANCE OF WORK

CONTRACTOR shall notify OWNER promptly upon completion of all work, including approved additions.  OWNER shall make an acceptance inspection as soon as possible, but in no event later than ten (10) days, after notification of completion by CONTRACTOR.

8.  PAYMENT

OWNER agrees to pay CONTRACTOR, within 15 days of submittals for payment.  Submittals shall be every 30 days from start of project (mobilization of equipment).  Conditions of payment for specific items are further outlined in “Exhibit B” of this document and they shall be in accordance with those provisions.

9.  INDEMNITY

CONTRACTOR agrees to indemnify OWNER for any and all loss of or damage to the property of OWNER and to indemnify, defend and save harmless OWNER from and against any and all suits, actions, claims, damages or costs (including attorney’s fees) arising out of loss of or damage to the property of any other person or persons whomsoever (including but without limitation all materials, supplies, equipment or other property of CONTRACTOR or any subcontractor or any separate contractor) or arising out of injury to or death of any person or persons whomsoever (including but not limited to CONTRACTOR, any subcontractor, any separate contractor or the employees or agents of any of them), only in the event that any such loss, damage, injury or death shall result directly from gross negligence on the part of the CONTRACTOR.

10.  CHANGES AND EXTRAS

OWNER may order extra work or make changes by altering, adding to, or deducting from the work; but, except in emergencies endangering life or property, no extra work or changes shall be done or made and no charge therefor shall be allowed except upon OWNER’S written change order setting forth the agreement of the parties as to extra costs, and/or extension of time, if any.  Such extra work and changes shall be executed in full compliance with all terms and conditions of this Agreement except as modified by said change order.

11.  PERMITS AND REGULATIONS

CONTRACTOR shall obtain all necessary permits and licenses, give all notices and comply with all laws, ordinances, rules, regulations or orders affecting the work described in the agreement, and shall pay all fees and charges in connection therewith.  CONTRACTOR agrees to bear all costs, expenses, damages and fines arising out of violations of such laws, ordinances, rules, regulations or orders by CONTRACTOR or any subcontractor including all costs and expenses of conforming the work to the requirements thereof.

12.  SEPARATE CONTRACTS

OWNER may award other contracts in connection with the work and CONTRACTOR agrees to cooperate fully with any other contractors and to coordinate his work with theirs so that all work shall be done in proper sequence and in accordance with the work schedule.  CONTRACTOR shall not commit or permit any act or omission which will interfere with the performance of work by any other contractor.  CONTRACTOR shall be liable for and hold OWNER harmless from any damage that it, it agent or employees may cause to any other contractor.

13.  SAFETY

CONTRACTOR shall provide adequate signs, barricades, fencing and lights and take all necessary precautions for the protection of the work and the safety of the public.

14.  SATISFACTORY WORKMAN

CONTRACTOR shall at all times be responsible for the conduct and discipline of his/her workers, including subcontractors, if any.  All workers shall have sufficient knowledge, skill and experience to properly perform the work assigned to them.

15.  ASSIGNMENTS

CONTRACTOR shall not assign or transfer this contract or any interest hereunder nor subcontract any work hereunder without the written consent of OWNER.  CONTRACTOR may subcontract portions of the work pursuant to the terms and conditions of this Agreement.  OWNER may at any time assign or transfer this contract or any interest hereunder to any of its affiliates, subsidiaries, successors, assigns, agents or any third party.  In the event that OWNER so assigns said contract, OWNER shall provide written notice to CONTRACTOR after said assignment.

16.  EQUAL EMPLOYMENT OPPORTUNITY CONTRACTOR shall comply with all applicable Equal Employment opportunity requirements, including those set forth in Section 202 of Executive Order 11246, as amended.

17.  SUCCESSORS This agreement shall bind the respective parties and their heirs, executors, administrators, successors and assigns.

18.  NOTICE Written notice shall be considered served when sent by mail to the individual and at the address shown below

OWNER:	Golden Grain
Energy, LLC
951 N. Linn

Avenue
P.O. Box 435
New Hampton, IA 50659
Attn: Walter Wendland, President

CONTRACTOR:	Shawver Well Company, Inc. 2700 Stanley Avenue
Fredericksburg, IA 50630
Attn: Gary R. Shawver, President

19.  TERMINATION FOR CONVENIENCE

OWNER may, without cause, terminate this Agreement at any time upon written notice to CONTRACTOR.  In the event OWNER gives CONTRACTOR such notice, CONTRACTOR shall withdraw its employees and equipment, and cause its subcontractors to withdraw their employees and equipment from the work site on the effective date of the termination as specified in the notice.

CONTRACTOR’S failure to do so shall entitle OWNER to bring an action for damages, including attorney’s fees, and/or to bring an action for injunctive relief.  In the event of such termination for convenience, CONTRACTOR shall be entitled to all costs incurred to the effective date of such termination, plus a reasonable profit thereon.

20.  ARBITRATION

Any controversy or claim arising out of or relating to this agreement or the breach thereof shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

21.  NO VIOLATION OR BREACH

PARTIES represent each to the other that the performance of this agreement does not violate any laws, statutes, local ordinances, state or federal regulations, regarding controlled substances, or otherwise, or any court order or administrative order or ruling, nor is such performance in violation of any loan document’s conditions or restrictions in effect for financing, whether secured or unsecured.

22.  BENEFIT

This agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

23.  CAPTIONS

Captions are used in this agreement for convenience only and are not intended to be used in the construction or in the interpretation of this agreement.

24.  INVALID PROVISION

In the event any provision of this agreement is held to be void, invalid or unenforceable in any respect, then the same shall not affect the remaining provisions hereof, which shall continue in full force and effect.

25.  ENTIRE AGREEMENT

This agreement contains the entire understanding of the parties.  It may not be changed orally.  This agreement may be amended or modified only in writing that has been executed by both parties hereto.

26.  INTERPRETATION:

This agreement shall be interpreted under the laws of the State of Iowa.

GOLDEN GRAIN ENERGY, LLC

/s/ Walter Wendland	10/23/03
OWNER	Date

/s/ Gary R. Shawver, Shawver Wells, Inc.	10/23/03
CONTRACTOR	Date

BID SCHEDIII.F.

Production Well

Gulden Grain Energy

Ethanol Plant

October 8, 2003

EXHIBIT “A”

Item No.	Item	Quantity	Unit	Unit Price	Amount

	Mobilization	1	LS	$67,500.00	67,500
	Drill 23-inch Open Hole	150	LF	$160.00	24,000
	Furnish and Install 18.625-inch OD Steel Casing	151	LF	$66.00	9,966

	Furnish and Install Grout	750	sack	$40.00	30,000
S	Drill 173-inch Open Hole	840	LF	145.00	121,800
	Furnish and Install 14-inch OD Steel Casing	991	LF	50.00	49,550
	‘Drill 12.25-inch Open Hole	380	LF	85.00	$32,300
8	Furnish and Install Test Pump	1	LS	$13,280.00	13,200
	7’eee pump will	24	hr	120.00	$2,880
10	Plumbness and Alignment Test	1	LS	$1,500.00	$1,500
11	Well Finishing Activities	1	1	1,745.00	1,745
2	St. Peter Sandstone Poor Cementation	1	LS	$5,250.00	$5,250
13	Site Clean-up and Restoration	1	LS	3,500.00	$3,500
14	Drives and Staging Area	1	LS	5,700.00	5,700
15	Discharge Control Structures	1	LS	52,500.00	2,500

				TOTAL	$371,391

EXHIBIT “B”

SECTION 01010

SUMMARY OF WORK

PART 1		GENERAL

1.01		SECTION INCLUDES

A.		Work by OWNER.

B.		Work by CONTRACTOR.

C.		OWNER furnished products.

D.		CONTRACTOR use of site.

E.		Future work.

F.		Work Planning and Scheduling Constraints.

1.02		WORK BY OWNER

A.		None

1.03		OWNER FURNISHED PRODUCTS

A.		None

1.04		CONTRACTOR USE OF SITE

A.		Limit use of site to allow:
	1.	Work by Others.
	2.	Access by emergency vehicles.

1.05		FUTURE WORK

A.		Project is designed for future ethanol plant.

1.06		WORK PLANNING AND SCHEDULING CONSTRAINTS

A.		CONTRACTOR shall plan and construct in coordination with other contractors, OWNER work forces, and utility companies adjacent to or in the vicinity of the project site.

1.07        GENERAL PROJECT SCOPE

A.            This project is comprised of construction of one production well at the site including gravel site access drive, staging area, construction of drilling mud pits, and discharge control structures.  Further, the project includes restoring the site by disposing of drilling mud and filling pits, removing rock check dams from discharge control structures and general grading to maintain site drainage.  The well shall be constructed to such vertial tolerances to allow installation of future vertical lineshaft pumping equipment capable of delivering approximately 1000 gpm from the well.

PART 2	PRODUCTS

Not Used

PART 3	EXECUTION

Not Used

END OF SECTION

SECTION 01025

MEASUREMENT AND PAYMENT

PART 1 GENERAL

1.01        SECTION INCLUDES

A.            General:

1.             Measurement and payment criteria applicable to the Work performed under a unit price payment method.

2.             Defect assessment and non-payment for rejected work.

1.02        AUTHORITY

A.            Measurement methods delineated in the individual specification sections are intended to complement the criteria of this section.

B.            The ENGINEER will take all measurements and compute quantities accordingly.

C.            Assist by providing necessary equipment, workers, and survey personnel as required.

1.03        UNIT QUANTITIES SPECIFIED

A.            Quantities and measurements indicated in the Bid Schedule are for bidding and contract purposes only.  Quantities and measurements supplied or placed in the Work and verified by the ENGINEER shall determine payment.

B.            If the actual Work requires more or fewer quantities than those quantities indicated, provide the required quantities at the unit sum/prices contracted.

C.            No other items of Work required by Contract Documents shall be measured or paid for as separate Items, but shall be included as part of listed unit price items to which Work pertains.  Failure to list all such related Work in the following descriptions of unit price items shall not invalidate this stipulation.

1.             Items indicated on the plans, specifications, contract documents or project manual, but not listed separately on the bid form shall be included in the construction as part of the

CONTRACTOR’S responsibility at no additional cost to the OWNER.

1.04        MEASUREMENT OF QUANTITIES

A.             Measurement Devices:

1.           Inspected, tested and certified by the applicable state Weights and Measures department within the past year.

B.              Measurement by Weight: Concrete reinforcing steel, rolled or formed steel or other metal shapes will be measured by handbook weights.  Welded assemblies will be measured by handbook or scale weight.

C.            Measurement by Volume: Measured by cubic dimension using mean length, width and height or thickness, or measured by gallons.

D.            Measurement by Area: Measured by square dimension using mean length and width or radius.

E.             Linear Measurement: Measured by linear dimension, at the item centerline or mean chord.

F.             Stipulated Sum/Price Measurement: Items measured by weight, volume, area, or linear means or combination, as appropriate, as a completed item or unit of the Work.

G.            Material Record: The CONTRACTOR shall furnish the ENGINEER with supplier weight tickets indicating date, project name, net weight and/or cubic yards, material per day, item number from proposal and disposal location of each of the items on this project that are paid by the cubic yard or ton.

1.             The field copy of each ticket shall be given to the Project Inspector or ENGINEER no later than one working day following delivery of materials.  Tickets delivered after this period will be accepted only at the Project ENGINEER’s discretion.

1.05        PAYMENT

A.            Payment Includes: Full compensation for all required labor, Products, tools, equipment, plant, transportation, services and incidentals; erection, application or installation of an item of the Work; overhead and profit.

B.            Final payment for Work governed by unit prices will be made on the basis of the actual measurements and quantities accepted by the ENGINEER multiplied by the unit sum/price for Work which is incorporated in or made necessary by the Work.

1.06        DEFECT ASSESSMENT

A.            Replace the Work, or portions of the Work, not conforming to specified requirements.

B.            If, in the opinion of the ENGINEER, it is not practical to remove and replace the Work, the ENGINEER will direct one of the following remedies:

1.             The defective Work may remain, but the unit sum/price will be adjusted to a new sum/price at the discretion of the ENGINEER and/or OWNER

2.             The defective Work will be partially repaired to the instructions of the ENGINEER and OWNER, and the price will be adjusted to a new price at the discretion of the ENGINEER and OWNER.

C.            The individual specification sections may modify these options or may identify a specific formula or percentage sum/price reduction.

D.             The authority of the ENGINEER to assess the defect and identify payment adjustment is final.

1.07        DESCRIPTION OF UNIT PRICE ITEMS

1.             Mobilization: lump sum (LS): Unit price includes all cost of mobilizing equipment and workers to the project site.  Price includes but is not limited to bonding, facilities, transportation charges, etc...  Payment will be made in two equal parts in each of the first two monthly payment requests.

2.             Drill 23-inch Open Hole: linear foot (LF): Unit price includes all labor, equipment, and materials to drill the proper size hole to allow further construction as detailed.  Measurement will be from ground surface to the bottom of the hole.

3.             Furnish and Install 18.625-inch OD Steel Casing: linear foot (LF): Unit price includes all labor, equipment, and materials to furnish and install the proper sized using pipe in the drill hole.  Price includes all spacers, guides, plumbness checks, alignments, etc...  to allow further construction as detailed.  Measurement will be the actual length of casing installed.

4.             Furnish and Install Grout: sack (SACK): Unit price includes all labor, equipment, and materials to furnish and install grout between casings and/or open hole and casing.  Installation shall be by methods specified.  Measurement will be by count of 94 pound sacks (or equivalent weight) of dry cement grout.

5.             Drill 17.5-inch Open Hole: linear foot (LF): Unit price includes all labor, equipment, and materials to drill the proper size hole to allow further construction as detailed Measurement will be from the bottom of the 23” hole to the bottom of the 17.5’ hole.

6.             Furnish and Install l4-inch OD Steel Casing: linear foot (LF); Unit price includes all labor, equipment, and materials to furnish and install the proper sized casing pipe in the drill hole.  Price includes all spacers, guides, plumbness checks, alignments, etc... to allow further construction as detailed.  Measurement will be the actual length of casing installed.

7.             Drill 12.25-inch Open Hole: linear foot (LF): Unit price includes all labor, equipment, and materials to drill the proper size hole to allow further construction as detailed Measurement will be from the bottom of the 17.5” hole to the bottom of the 12.25” hole.

8.             Furnish and Install Test Pump: lump sum (LS): Unit price includes all labor, equipment, and materials to furnish and install all test pumping equipment required for the project.  Price shall include portable electrical generation facilities and fuel to power the test pump.

9.             Test Pump Well: hour (HR): Unit price includes all labor, equipment, and materials to perform test pumping as required by the specifications.  Price shall include proper management of discharge water.  Measurement will be by actual hours the pump operates.

10.           Plumbness & Alignment Test: lump sum (LS): Unit price includes all labor, equipment, and materials to perform required plumbness and alignment testing and provide documentation of same.  Plumbness and alignment testing by the CONTRACTOR to ensure construction adequacy during the construction process should be included as part of this item.

11.           Well Finishing Activities: lump sum (LS): Unit price includes all labor, equipment, and materials to collect samples, analyze samples, disinfect well, cap well, and prepare/submit reporting on the well.  Payment will be made at project completion.

12.           St. Peter Sandstone Poor Cementation: lump slam (LS): Unit prig includes all labor, equipment, and materials needed should the St. Peter Sandstone formation not be well cemented and require additional efforts beyond what would be normally anticipated for a well cemented sandstone formation.  This item will only be paid upon determination and justification that such a poor cemented condition occurred during construction.

13.           Site Clean-up and Restoration: lump Sum (LS): Unit price includes all labor, equipment, and materials required to restore the construction site to it’s former condition.  This item include pickup and removal of all trash and rubbish, proper disposal or burrying of drilling mud residue, removal of rock check dams and filling of settling pond areas, removal of all piping, and general grading of area impacted by construction to remove tire ruts, holes, etc....

14.           Drives and Staging Area: lump sum (LS): Unit price includes all labor, equipment, and materials required to construct the rocked access drive and staging area required to facilitate construction.  Materials of construction and dimensions are to be determined by the CONTRACTOR for his convenience of area access and mobility.  Price also includes removal of drive and staging area materials following completion of construction.  Payment will be made 90% upon completion of construction of the drive improvement, and theremaining 10% upon satisfactory removal and restoration of the affected areas.

15.           Discharge Control Structure: lump sum (LS): Unit price includes all labor, equipment, and materials required to construct the discharge control structures and drilling mud pits required for the project.  Price further includes all costs for removal of same following completion of construction.  Payment will be made 80% upon completion of construction, and the remaining 20% upon satisfactory removal and restoration of the affected areas.

1.08        NON-PAYMENT FOR REJECTED PRODUCTS

A.            Payment will not be made for any of the following:

1.             Products wasted or disposed of in a manner that is not acceptable.

2.             Products determined as unacceptable before or after placement.

3.             Products not completely unloaded from the transporting vehicle.

4.             Products placed beyond the lines and levels of the required Work.

5.             Products remaining on hand after completion of the Work.

6.             Loading, hauling and disposing of rejected Products.

PART 2                 PRODUCTS

Not applicable

PART 3                 EXECUTION

Not applicable

END OF SECTION

WELL CONSTRUCTION

PART 1                  GENERAL

1.01        DESCRIPTION

A.            Intent of this construction is to provide one (1) deep well for non-potable purposes.  The well shall provide sand free water when pumped at 900 gallons per minute on a continuous basis.  The well shall be constructed to required tolerances to allow future installation of vertical lineshaft pumping equipment to deliver a flow of 1000 gpm from the well.

1.02        REFERENCES

A.            Construction methods and materials shall comply with American Water Works Associates (AWWA) A100 and Iowa Department of Natural Resources (IDNR) Design Standard Chapter 3.  Other testing and material standards referenced shall be as follows:

1.               ASTM - American Society of Testing and Materials.

2.               IDOT - Iowa Department of Transportation.

3.               Standard Methods - Standard Methods for Examination of Water and Waste Water, APHA, AWWA, WEF.

4.               AWS - American Welding Society Standards referenced shall be current editions.

PART 2                  PRODUCTS

2.01        STEEL WELL CASING PIPE

A.            Steel well casing pipe shall be straight, new, black steel pipe, provided with beveled ends suitable for continuous welding.  Steel casing for project shall be of a type manufactured by a reputable pipe manufacturer and shall be delivered to job free from burrs, abrasions, defects, and other objectionable items.  Welded-type casing joints shall be used.

B.            Each length of casing pipe shall be plainly marked in accordance with ASTM and API marking specifications.  Each mark shall show manufacturer’s name or trademark, size in inches, weight in pounds per foot, whether seamless or welded (type of weld) and ASTM and API specifications and grade monogram.  Casing shall be provided with sufficient guides to permit uniform thickness of grout

C.            Temporary casing pipes shall be of thickness and strength sufficient to withstand loadings during installation and removal.  Temporary casing pipes must be removed during grouting or meet all requirements of permanent casing pipe.

D.            All casing pipes shall have nominal diameters and minimum weight and thickness designated in the following table:

TABLE 1 - CASING PIPE

SIZE (in)		WEIGHT (Ib/ft)		WALL THICKNESS	DIAMETER (in)

		Threaded	Plain End	(in)	External	Internal
4	ID	11.00	10.79	.237	4.500	4.026
5	ID	15.00	14.62	.258	5.563	5.047
6	ID	19.18	18.97	.280	6.625	6.065
6-5/8	OD	20.00	19.49	.288	6.625	6.049
7	OD	23.00	22.63	.317	7.000	6.366
8	ID	29.35	28.55	.322	8.625	7.981
10	ID	41.85	40.48	.365	10.750	10.020
12	ID	51.15	49.56	.375	12.750	12.000
14	OD	54.57		.375	14.000	13.250
16	OD	62.58		.375	16.000	15.250
18	OD	70.59		.375	18.000	17.250
20	OD	78.60		.375	20.000	19.250
22	OD	114.81		.500	22.000	21.000
24	OD	125.49		.500	24.000	23.000
30	OD	157.53		.500	30.000	29.000

E.             Casing pipe for 18.625” diameter surface casing shall be 0.435inch thickness, grade 36 structural grade steel.

2.02         PLASTIC CASING PIPE - NOT USED

2.03        GROUT

A.            Neat cement grout shall consist of Portland Cement and water.  Mixture shall contain no more than 6 gallons of water per 94-lb bag of Portland Cement.

2.04        PORTLAND CEMENT

A.    Portland Cement shall be Type l or Type III meeting requirement of IDOT Specification Section 4101.  No accelerators or other admixtures are allowed.  Rapid setting cement will not be allowed.

2.05        WATER

A.            Water for cement grout shall meet requirements of IDOT Specification Section 4102.

PART 3                   EXECUTION

3.01        PREPARATION

A.            Mud pits shall be constructed to prevent damage to structures or piping.  Pumping mud shall not be discharged into sanitary sewers or onto private property.

B.            Store material in a safe manner on project site.

3.02        DRILLING

A.            Well drilling shall be by rotary, reverse-rotary, or cable tool method.  Drilling equipment shall be designed for well drilling and provide positive assurance of a straight, plumb well, Well drilling debris shall be removed from site on a weekly basis and disposed of on an approved site.

3.03        SETTING CASING PIPE

A             Steel Casing Pipe.

1.               Steel casing pipe shall be welded together as it is installed.  Welds shall be continuous and water tight and conform to the requirements of AWWA C206.  Casing pipes shall be installed plumb and aligned.  Well casing guides shall hold casing in true position during installation and grouting.

2.               Well installer shall make all field welds in accordance with AWS Standard D5.2.  Joints shall be single V-butt type, continuous around pipe.

3.04        GROUTING

A.            Grout space between casing pipes and outside of drilled hole in accordance with AWWA A100.

B.            Allow grout to cure at least 72 hours for Type I portland cement or 36 hours for Type Ill portland cement before further work is performed on well.

C.            Grout shall be placed in one continuous operation.  All grout shall be pumped through a grouting shoe at bottom of casing or by use of a tremie pipe and may only be discontinued when grout completely fills void between casing pipe and drilled hole at top of pipe.  Grout shall be a minimum thickness of 2-inches on all sides of the casing pipe.

D.            Temporary casing pipe not meeting specifications for permanent casing shall be pulled during grouting.

3.05        PROTECT WELL

A.            Well hole shall be protected at all times from intrusion of foreign material or surface water.

3.06        WELL DEVELOPMENT

A.            The well shall be developed by high-pressure air to develop a sand free well when pumped at design rate stipulated herein.

B.            If sand free water (less than 5 mg/I sand content) at the design pumping rate is not obtained following development, the contractor shall redevelop the well until the design flow, and sand free condition are obtained.

3.07        TEST PUMPING

A.            After well has been developed, cleaned out, and depth accurately measured, well shall be test pumped for an estimated 24 hours.

B.            Test pump shall be capable of pumping to discharge at the ground surface at a rate of at least 1000 gpm with pumping level 400 feet below ground, but with satisfactory throttling devices so that discharge may be reduced to 750 gpm.  Pumping unit shall have ample power, controls and appurtenances and shall be capable of operating for 24 hours without interruption.

C.            Flow of water and depth of water in well shall be measured during test pumping

D.            Yield and draw down tests (in accordance with Iowa Design Standards) shall be conducted during a continuous test pumping period of at least 24 hours or until stabilized draw down has been maintained for at least 6 hours when pumping at maximum constant rate.

E.             Records of the following shall be maintained.  Test pump capacity and head characteristics, static water level, depth of test pump setting, and time of starting and ending each test cycle.

F.             Recordings and graphic evaluation of pumping rate, pumping water level and draw down at intervals of 15 minutes or less for first 2 hours, then at intervals of 1 hour or less until 3 hours after conclusion of test pumping shall be taken_ Recordings of well water recovery rates and levels shall be taken at sufficient intervals to allow graphing of recovery curve.

G.            Water pumped shall be disposed in a manner preventing damage to private and public property.

3.08        DRILLING LOG

A.            An accurate log of drilling operations including top and bottom depths of each stratum penetrated shall be maintained.  Samples of materials from each 5’ of drilling and change in formation shall be delivered to Iowa Geological Survey.  At conclusion of drilling, a copy of log showing thickness and classification of each formation shall be provided to the Iowa Geological Survey and to the Iowa Department of Natural Resources.

3.09        PLUMBNESS AND ALIGNMENT TESTS

A.            After casings have been set to their final location and before grouting, alignment and plumbness tests shall be performed as required in AWWA Standard No.  A100-84, Section 8 supplemented and amended as follows:

1.             Additional plumbness and alignment tests may be required at such intermediate depths or on final completion of well as required.

2.             Plumbness and alignment of well shall be tested for total length of casing.  Plumb or dummy shall move freely throughout length of casing.

3.             Well variance from vertical shall not exceed 213 inside diameter of casing tested per 100’ of depth.

B.            If casing meets requirements for plumbness and alignment, well shall be completed.

C.            If casing does not meet these requirements, the deficiencies will be corrected.

3.10          DISINFECTION

A.      Shall be in accordance with Chapter 49 of the Iowa Administrative code that governs non public wells.

3.11        WATER SAMPLES

A.          Physical and Chemical Quality:

1.             Water samples shall be collected and examined for the following constituents by analytical methodologies acceptable to the State of Iowa by a certified laboratory:

alkalinity

ammonium

barium

calcium, chloride

copper, hardness

filterable solids

fluoride

iron (total)

magnesium

manganese

nitrate

nitrite

nonfilterable solids

pH

phosphate

potassium

silica

sodium

specific conductance

sulfate

total dissolved solids

total organic carbon

zinc

2.             Samples shall be collected at conclusion of yield draw down pumping procedure and examined by a certified laboratory as soon as possible.

3.             Water samples shall be analyzed at time of collection for pH and temperature.  Field determinations shall be made for carbon dioxide, hydrogen sulfide, and methane where these gases are suspected.

4.             A copy of the report of analysis for this non-potable well shall be submitted to Iowa Department of Natural Resources Geological Survey Bureau when available.

3.12        ABANDONMENT OF THE WELL

A.            If the well is abandoned due to loss of tools or any other cause, the abandoned hole shall be sealed in accordance with AWWA A100.

3.13        WELL ABANDONMENT

A.            Abandonment of existing wells shall be performed in accordance with 3.14           WELL DATA SUBMITTALS

A.            Well construction log, yield and draw down test results, and water quality sample results shall be submitted to the ENGINEER and to the IDNR.  Plumbness and alignment test results shall be submitted to the ENGINEER but need not be submitted to the IDNR.

3.15        CLEAN-UP

A.            Final site clean up shall return site to as near its original conditions as possible.  All debris and excess materials shall be removed from site.